Exhibit 10.1.6

                         EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is made as of this 1st day of September, 1997, between STRATUS SERVICES GROUP, INC., a Delaware Corporation (the "Company"), and MICHAEL A. MALTZMAN (the "Executive").

                                    RECITALS

            It is the desire of the Company to retain the services of the Executive and to recognize the Executive's contribution to the Company.

            The Company and the Executive wish to set forth certain terms and conditions of Executive's employment.

            NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties here to agree as follows:

1.    Positions and Duties.

      The Executive shall serve as the Chief Financial Officer and Treasurer. The Executive agrees to devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive further agrees that he shall not undertake any outside activities which create a conflict of interest with his duties to the Company, or which, in the judgment of the Board of Directors of the Company, interfere with the performance of the Executive's duties to the Company.

2.    Term.

      This agreement shall commence as of the date stated above and shall continue until terminated according to the provisions of this agreement.

3.    Compensation and Benefits.

            (a) Salary and Bonuses. The Executive's base salary shall be $125,000 or other such amount that may be adjusted from time-to-time.

            (b) Stock Compensation. The Executive shall be granted 125,000 options to purchase common stock of the Company at $2.00 per share. Said options shall vest at the rate of 31,250 per year for four years and shall be payable on the anniversary date of this Agreement. The Executive must be employed by the Company to receive the options.


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            (c)   Profit Sharing. The Executive shall be entitled to .3% of the fiscal year Gross Margin, limited to 100% of base salary, if the Company reports a net profit. If the Company reports any loss, the Executive's bonus is limited to $7,500.00.

            (d) Expenses. During the term of the Executive's employment, the Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by the Executive in performing services for the Company in accordance with the Company's reimbursement policies as they may be in effect from time to time. The parties to this Agreement recognize that such policies may be amended and/or terminated by the Company at any time.

            (e) Health Benefits. The Company shall pay the full premium amount for the Executive and his family for medical and dental coverage.

            (f) 401K. The Executive shall be entitled to the same 401K program as may be in effect from time to time for the other executives.

            (g) Life Insurance. The Executive shall be entitled to the same Life Insurance program as may be in effect from time to time for the other executives.

            (h) Vacation. The Executive shall be entitled to four (4) weeks of paid vacation annually. However, all vacation must be used in the present year and cannot be carried over into the following year.

            (i) Other Benefits. The Executive shall be entitled to participate in all employee benefit plans, programs and arrangements of the Company (including, without limitation, stock option plans or agreements and insurance, retirement and vacation plans, programs and arrangements), in accordance with the terms of such plans, programs or arrangements in effect during the period of the Executive's employment. The parties to this Agreement recognize that the Company may terminate or modify such plans, programs or arrangements at any time. In addition, the Executive shall abide by and be entitled to the same holiday and sick pay policy as is in effect for the general staff of the Company.

4.    Grounds for Termination.

      The Executive's employment may be terminated on any of the following grounds:

            (a) Without Cause. The Executive or the Company may terminate the Executive's employment at any time, without cause, by giving the other party to this Agreement at least 30 days advance written notice of such termination.

            (b) Death. The Executive's employment hereunder shall terminate upon his death.


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            (c)   Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been unable to perform the essential functions of his position, even with reasonable accommodation that does not impose an undue hardship on the Company, on a full-time basis for the entire period of six (6) consecutive months, and within thirty
                  (30) days after written notice of termination is given (which may occur before or after the end of such six month period), shall not have returned to the performance of his duties hereunder on a full-time basis (a "disability"), the Company may terminate the Executive's employment hereunder.

            (d) Cause. The Company or the Executive may terminate the Executive's employment hereunder for cause. For purposes of this Agreement, "cause" shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that the Executive has engaged in or committed: willful misconduct; theft, fraud or other illegal conduct; refusal or unwillingness to substantially perform his duties (other than such failure resulting from the Executive's disability) after written demand for substantial performance is delivered by the Company that specifically identifies that manner in which the Company believes the Executive has not substantially performed his duties; insubordination; any willful act that is likely to have the effect of injuring the reputation or business of the Company; violation of any fiduciary duty; violation of the Executive's duty of loyalty to the Company; or a breach of any term of this Agreement. For purposes of this Section 4(d), no act, or failure to act, on the Executive's part shall be considered willful unless done or omitted to be done, by his not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

5.    Payments upon Termination.

            (a) Without Cause or With Good Reason. In the event that the Executive's employment is terminated by the Company for any reason other than death, disability or cause as defined in
                  Section 3(b), (c) and (d) of this Agreement, or in the event that the Executive terminates his employment hereunder with Good Reason, the Executive shall be entitled to receive severance pay. Such severance shall be the greater of: (a) one month's salary for each year worked or (b) three months salary, less any amounts required to be withheld by applicable law. The Company will also pay to the Executive any earned but unused vacation time and any accrued but unpaid profit sharing at the rate of pay in effect on the date of the notice of termination. In addition, the Company will maintain insurance and benefits for the Executive during the Severance Period

            (b) Release of all Claims. The Executive understands and agrees that the Company's obligation to pay the Executive severance pay under this Agreement is subject to the Executive's execution of a valid written waiver and release of all claims which


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                  the Executive may have against the Company and/or its
                  successors in a form acceptable to the Company in its sole and absolute discretion.

            (c) Death, Disability or Cause. In the event that the Executive's employment is terminated due to death, disability or cause, the Company shall not be obligated to pay the Executive any amount other than earned unused vacation, reimbursement for business expenses incurred prior to his termination in compliance with the Company's reimbursement policies, and any unpaid salary for days worked prior to the termination and accrued but unpaid profit sharing amounts.

6.    Successors/Material Change in Ownership; Binding Agreement.

            (a) In the event that there is a material change in ownership of the Company, whether direct or indirect, by purchase, merger, consolidation or otherwise, the Company will use it's best efforts to secure the assumption of this Agreement by the successor ownership in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

7.    Notices.

      For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:


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      If to the Executive:

               Mr. Michael A. Maltzman
               206 Muskflower Court
               Toms River, New Jersey 08753

      If to the Company:

               Stratus Services Group, Inc.
               500 Craig Road, 2nd Floor
               Manalapan, NJ 07726
               Attn: J. Todd Raymond, Esq., General Counsel

      With a copy to the attention of: Chief Executive Officer

      or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.    Antisolicitation.

      The Executive promises and agrees that, during the period of his employment by the Company and for a period of two (2) years thereafter, regardless of reason for termination, he will not influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company within a 75 mile radius of any existing Stratus office or those of it's subsidiaries or affiliates..

9.    Soliciting Employees.

      The Executive promises and agrees that during the term of his employment and for a period of one (1) year thereafter, regardless of reason for termination, he will not, directly or indirectly solicit any Company employees to work for any other business, individual, partnership, firm, corporation, or entity.

10.   Confidential Information.

            (a) The Executive, in the performance of his duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but not limited to systems technology, field operations, reimbursement, development, marketing, organizational, financial, management, administrative, clinical, customer, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company


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                  or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and will be available to the Executive in confidence. Except in the performance of duties on behalf of the Company, the Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of the Executive's) to be confidential because it has become part of the public domain. All records (including customer, client and employee records and lists), files, drawings, documents, notes, disks, diskettes, tapes, magnetic media, photographs, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which the Executive prepares, uses or encounters during the course of his employment, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, the Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in the Executive's possession or under the Executive's Control.

            (b) The Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company's Confidential Material by any means whatsoever and at any time before, during or after the Executive's employment with the Company shall constitute unfair competition. The Executive agrees he shall not engage in unfair competition either during the time employed by the Company or any time thereafter.

11.   Modification and Waiver.

      No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect not the subject matter hereof have been made by ether party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles.


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12.   Validity.

      The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.   Counterparts.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.   Indemnification.

      The Company hereby agrees to indemnify and hold harmless the Executive for any and all disputes that may arise as a result of the lawful exercise of the Executive's duties. This clause shall not apply to disputes between the Company and the Executive.

15.   Entire Agreement.

      This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EXECUTIVE                                   STRATUS SERVICES GROUP, INC.


/s/Michael A. Maltzman                        By: /s/Joseph J. Raymond
--------------------------                        ------------------------------
Michael A. Maltzman                               Joseph J.  Raymond, Chairman &
                                                  Chief Executive Officer


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